                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

             -----------------------------------------------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1 ) *


                              DENALI INCORPORATED
             -----------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.01 PAR VALUE
             -----------------------------------------------------
                         (Title of Class of Securities)


                                   248221103
             -----------------------------------------------------
                                 (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]   Rule 13d-1(b)

                  [ ]   Rule 13d-1(c)

                  [X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 248221103                                13G                                   PAGE   2   OF   8   PAGES
                                                                                             ------    ------
------------------------------------------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           J. TAFT SYMONDS
------------------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                             (a) [X]
                                                                                                          (b) [ ]
------------------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY

------------------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
------------------------------------------------------------------------------------------------------------------
                                  5.        SOLE VOTING POWER

            NUMBER OF                       378,943
             SHARES               --------------------------------------------------------------------------------
          BENEFICIALLY            6.        SHARED VOTING POWER
            OWNED BY
              EACH                --------------------------------------------------------------------------------
           REPORTING              7.        SOLE DISPOSITIVE POWER
             PERSON
              WITH                          378,943
                                  --------------------------------------------------------------------------------
                                  8.        SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           378,943
------------------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *                             [ ]

------------------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.0%
------------------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON *

           IN
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 248221103                                13G                                   PAGE   3   OF   8   PAGES
                                                                                             ------    ------
------------------------------------------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           SYMONDS TRUST COMPANY, LTD.
------------------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                             (a) [X]
                                                                                                          (b) [ ]
------------------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY

------------------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
------------------------------------------------------------------------------------------------------------------
                                  5.        SOLE VOTING POWER

           NUMBER OF                        378,943
             SHARES               --------------------------------------------------------------------------------
          BENEFICIALLY            6.        SHARED VOTING POWER
            OWNED BY
              EACH                --------------------------------------------------------------------------------
           REPORTING              7.        SOLE DISPOSITIVE POWER
             PERSON
              WITH                          378,943
                                  --------------------------------------------------------------------------------
                                  8.        SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           378,943
------------------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *                             [ ]


------------------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.0%
------------------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON *

           CO
------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 248221103                                13G                                   PAGE   4   OF   8   PAGES
                                                                                             ------    ------
------------------------------------------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           ANNE ALLEN SYMONDS
------------------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                             (a) [X]
                                                                                                          (b) [ ]
------------------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY

------------------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
------------------------------------------------------------------------------------------------------------------
                                  5.        SOLE VOTING POWER

           NUMBER OF                        378,943
             SHARES               --------------------------------------------------------------------------------
          BENEFICIALLY            6.        SHARED VOTING POWER
            OWNED BY
              EACH                --------------------------------------------------------------------------------
           REPORTING              7.        SOLE DISPOSITIVE POWER
             PERSON
              WITH                          378,943
                                  --------------------------------------------------------------------------------
                                  8.        SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           378,943
------------------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *                             [ ]

------------------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.0%
------------------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON *

           IN
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 248221103                                       13G                       PAGE     5     OF   8    PAGES
                                                                                         ---------    ------
------------------------------------------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           ANNE ALLEN SYMONDS REVOCABLE TRUST
------------------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                                             (a) [x]
                                                                                                          (b) [ ]

------------------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY


------------------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
------------------------------------------------------------------------------------------------------------------
                                  5.        SOLE VOTING POWER

           NUMBER OF                        378,943
             SHARES               --------------------------------------------------------------------------------
          BENEFICIALLY            6.        SHARED VOTING POWER
            OWNED BY
              EACH                --------------------------------------------------------------------------------
           REPORTING              7.        SOLE DISPOSITIVE POWER
             PERSON
              WITH                          378,943
                                  --------------------------------------------------------------------------------
                                  8.        SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           378,943
------------------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *                             [ ]


------------------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.0%
------------------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON *

           OO
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

         (a)      Name of Issuer:
                  Denali Incorporated

         (b)      Address of Issuer's Principal Executive Offices:
                  1360 Post Oak Blvd., Suite 2250
                  Houston, Texas 77056

ITEM 2.

         (a)      Name of Person Filing:
                  J. Taft Symonds
                  Symonds Trust Company, Ltd.
                  Anne Allen Symonds
                  Anne Allen Symonds Revocable Trust

         (b)      Address of Principal Business Office or, if none, Residence:
                  J. Taft Symonds
                  2040 North Loop West, Suite 200
                  Houston, Texas 77018

                  Symonds Trust Company, Ltd.
                  2040 North Loop West, Suite 200
                  Houston, Texas 77018

                  Anne Allen Symonds
                  2040 North Loop West, Suite 200
                  Houston, Texas 77018

                  Anne Allen Symonds Revocable Trust
                  2040 North Loop West, Suite 200
                  Houston, Texas 77018

         (c)      Citizenship: United States

         (d)      Title of Class of Securities: Common Stock, $0.01 par value

         (e)      CUSIP Number: 248221103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]    Broker or Dealer registered under Section 15 of the
                         Act.

         (b)      [ ]    Bank as defined in section 3(a)(6) of the Act.

         (c)      [ ]    Investment Company as defined in section 3(a)(19) of
                         the Act.

         (d)      [ ]    Investment Company registered under section 8 of the
                         Investment Company Act.

         (e)      [ ]    Investment Adviser registered under section 203 of the
                         Investment Advisers Act of 1940.

         (f)      [ ]    Employee benefit plan, pension fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or endowment fund; see 13d-
                         1(b)(1)(ii)(F).

         (g)      [ ]    Parent holding company, in accordance with Rule
                         13d-1(b)(ii)(G). See Item 7.

         (h)      [ ]    Group, in accordance with Rule 13d-1(b)(ii)(H).

ITEM 4.  OWNERSHIP.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of a month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that and identify those shares which there is a right to acquire.

         (a)      Amount Beneficially Owned: 378,943 shares.


         (b)      Percent of Class:   7.0%.


         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote 378,943 shares.

                  (ii)  shared power to vote or to direct the vote.

                  (iii) sole power to dispose or to direct the disposition of
                        378,943 shares.

                  (iv) shared power to dispose or to direct the disposition of.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit 1.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.  CERTIFICATION.

         Not applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 9, 1999       /s/ J. Taft Symonds
                          ----------------------------------------------------
                                        J. Taft Symonds

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 9, 1999       SYMONDS TRUST COMPANY, LTD.


                          By:  /s/ J. Taft Symonds
                               ----------------------------------------------
                                        J. Taft Symonds, President


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 9, 1999       /s/ Anne Allen Symonds
                          -----------------------------------------------------
                                        Anne Allen Symonds

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 9, 1999       ANNE ALLEN SYMONDS REVOCABLE TRUST


                          By:  /s/ Anne Allen Symonds
                               ------------------------------------------------
                                        Anne Allen Symonds, Trustee

                                EXHIBIT INDEX




EXHIBIT NO.                      DESCRIPTION
-----------                      -----------

 99.1                   Identification of Members of the Group

 99.2                   Joint Statement Pursuant to Rule 13d-1(k)(1)